Exhibit 4.31

CONFIDENTIAL

5 September 2024

Maint-Kleen Pte. Ltd.

25 Ubi Crescent
Singapore 408580

Attention:	Mr Hansel Loo
Director

Dear Sir

RECEIVABLES PURCHASE FACILITY

We, The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch (the “Bank”), refer to the facility letter dated 5 June 2020 (as the same may be revised, amended, supplemented and/or replaced from time to time by written agreement) (the “Facility Letter”) and the Receivables Purchase (Recourse) Terms and Conditions (the “Conditions”) annexed thereto (collectively the “Agreement”) in respect of the receivables purchase facility (the “Facility”) made available to Maint-Kleen Pte. Ltd. (the “Seller”), and wish to advise the following revisions to the terms and conditions as set out in this supplemental facility letter (the “Supplemental Facility Letter”).

All capitalised terms used in this Supplemental Facility Letter shall have the same meanings as defined in the Agreement unless otherwise defined in this Supplemental Facility Letter.

1.	Reduction in Refer Limit

The Refer Limit shall be reduced to SGD1,000,000/- with immediate effect.

2.	Revision to the Discount Charge Rate

For amounts denominated in SGD

1.5 per cent. per annum over the three months Bank’s Cost of Funds, as conclusively determined by the Bank.

3.	Revision to the Approved Debtors

The Bank has agreed to the list of revised Debtors submitted by the Seller. Accordingly, the details of the Approved Debtors as at the date of this supplemental facility letter are set out in the Schedule to this supplemental facility letter together with the existing Approved Country, Approved Currencies and Funding Limits applicable to them, and shall constitute the revised definition of “Approved Debtors”.

Issued by The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch (UEN S16FC0010A).
The Hongkong and Shanghai Banking Corporation Limited is incorporated in the Hong Kong SAR with limited liability.

RESTRICTED

Maint-Kleen Pte. Ltd.	Page 2 of 3
5 September 2024

Save as revised or supplemented herein, all other provisions of the Agreement shall continue to apply and to remain in full force and effect.

Without prejudice to the terms and conditions of the Agreement as supplemented by this Supplemental Facility Letter, the Facility is subject to review from time to time.

This Supplemental Facility Letter shall be governed by, and construed in accordance with the laws of Singapore.

Yours faithfully

/s/ Lionel Wee	/s/ Nellie Chua
Lionel Wee	Nellie Chua
Vice President	Senior Vice President and Team Head
Commercial Banking	Commercial Banking

RESTRICTED

Maint-Kleen Pte. Ltd.	Page 3 of 3
5 September 2024

Schedule: The Approved Debtors

Approved Debtors	Approved Currency	Approved Country	Basis of Notification	Funding Limit
Ang Mo Kio Town Council	SGD	Singapore	Notified	SGD650,000/-
DBS Trustee Limited as Trustee of Mapletree Woodlands Spectrum	SGD	Singapore	Non-Notified	SGD120,000/-
FairPrice Group Hawker Centre Pte Ltd	SGD	Singapore	Non-Notified	SGD60,000/-
Institute of Technical Education	SGD	Singapore	Non-Notified	SGD350,000/-
Lian Beng – Apricot (Sembawang) Pte Ltd	SGD	Singapore	Non-Notified	SGD100,000/-
MCST 1853 – Cititech Industrial Building	SGD	Singapore	Non-Notified	SGD40,000/-
MCST 2591 – Melrose Park	SGD	Singapore	Non-Notified	SGD50,000/-
MCST 2790 – Tropical Spring Condominium	SGD	Singapore	Non-Notified	SGD40,000/-
Mustafa Centre	SGD	Singapore	Non-Notified	SGD250,000/-
Pan Pacific Serviced Suites Orchard, Singapore	SGD	Singapore	Non-Notified	SGD20,000/-
Parkroyal on Kitchener	SGD	Singapore	Non-Notified	SGD0
Pasir Ris-Punggol Town Council	SGD	Singapore	Non-Notified	SGD450,000/-
Raffles Institution	SGD	Singapore	Non-Notified	SGD270,000/-
Tanjong Pagar Town Council	SGD	Singapore	Non-Notified	SGD450,000/-

RESTRICTED